Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWSTAR REPORTS NET INCOME OF $5.1 MILLION, OR $0.11 PER DILUTED SHARE FOR THE THIRD QUARTER

Strong investment activity continues to drive revenue and asset growth

▪	Investment Activity – New funded credit investments exceeded $720 million in the seasonally slower third quarter, up 76% from the same quarter last year and down 29% from last quarter.
▪	Asset Growth – Managed loans and credit investments increased by $447 million to $4.6 billion, or 11%, from the prior quarter and $2.0 billion, or 80%, from the same period last year.
▪	Funding – Asset growth was supported by a combination of long term capital from the issuance of subordinated notes under an existing commitment and the issuance of new asset-backed securities.
▪

Net Interest Margin – The margin widened to 2.57% for the third quarter from 1.99% in the second quarter, as expected, due primarily to the negative impact of interest expense recognized in connection with debt prepayment in the second quarter which did not recur in the third quarter.

▪

Revenue – Total revenue[1] increased by $3.5 million to $26.7 million, or 15% from the prior quarter as a $7.4 million increase in net interest income generated from higher loan balances was partly offset by a $4 million decrease in non-interest income due primarily to unrealized losses on a total return swap.

▪

Credit – Credit costs remained within expected ranges, increasing by $1.3 million from the prior quarter to $4.5 million due primarily to higher general provision expense related to loan growth, as specific provisions decreased to $1.6 million from $2.5 million in the prior quarter.

▪	Stockholders Equity – Pre-tax ROAE increased to 5.3% in the third quarter from 5.2% last quarter.
▪

Strategic Initiatives – Increased pro forma assets under management by approximately $2.3 billion to $6.9 billion through the acquisition of Boston-based FOC Partners, a credit-oriented investment manager on October 7, 2015.

Boston, November 4, 2015 – NewStar Financial, Inc. (NASDAQ: NEWS) (“NewStar” or the “Company”), an internally-managed, commercial finance company, today announced financial results for its third quarter of 2015, reporting net income of $5.1 million, or $0.11 per diluted share. These results compare to net income of $5.0 million, or $0.10 per diluted share in the second quarter of 2015 and $5.0 million, or $0.10 per diluted share in the third quarter of 2014. Operating income before income taxes was $8.8 million for the third quarter of 2015 compared to $8.6 million for the second quarter and $8.5 million in the third quarter of 2014.

Tim Conway, NewStar’s Chairman and Chief Executive Officer commented on the Company’s quarterly performance: “We continued to make significant progress on our strategic priorities and remain on track to reach our targets.  Our ability to increase earnings through a period of heightened volatility in the credit markets reflects the growth in our core earnings power driven by our increased scale and fee revenue engines.  We remain on pace to reach our volume target for the full year based on new investment activity despite a seasonal slowdown in the third quarter.  Investment activity over the last twelve months exceeded $3.1 billion.  Importantly, the yield profile on new investments has also improved overall and the outlook for the pricing environment in our target markets remains favorable.  We are well positioned to capitalize on these trends through our strategic relationships and have the flexibility to allocate capital across our multiple origination platforms.”

[1]	Total revenue is defined as the sum of net interest income and non-interest income

Managed and Owned Investment Portfolios

▪

Total new funded credit investments exceeded $720 million in the third quarter of 2015 compared to $1 billion in the prior quarter and $409 million in the same quarter last year.    Investment activity was driven by demand for acquisition financing derived from new middle market LBO activity and co-lending activity through our strategic relationships, combined with our emphasis on providing larger credit commitments and increasing the number of lead managed transactions.

▪	Balance sheet runoff from scheduled amortization, prepayments and sales totaled approximately $234 million, down from $419 million in the prior quarter.
▪	Average yields on new loans and other credit investments in the third quarter were 6.7%, up from 6.6% in the prior quarter due primarily to an improved pricing environment during the third quarter.
▪

Loans and other investments outstanding, excluding managed assets, increased approximately 13% from the prior quarter and 67% from the third quarter of 2014. Growth in the third quarter was driven primarily by lending activity generated through our Leveraged Finance group.

▪

The Leveraged Finance loan portfolio increased by $328 million during the third quarter to almost $3.1 billion, while asset-based loan balances in our Business Credit portfolio increased 15% to $275 million, and loans and leases in our Equipment Finance portfolio increased 25% to $175 million.

▪

New equipment loan and lease volume was $31 million in the third quarter, down slightly from $35 million last quarter and up from $10 million in the third quarter of 2014, while asset-based lending activity totaling $25 million increased from $19 million last quarter, but decreased from $32 million in the comparable quarter last year.  Equipment finance and asset-based lending activity represented 12% of new loan volume retained on the balance sheet in the third quarter.

▪	Assets held in managed funds remained consistent at almost $1 billion as of September 30, 2015.
▪

The owned loan portfolio remained balanced across industry sectors and highly diversified by issuer. Exposure to energy sectors was 2.2%, up from approximately 1.0% at the end of the prior quarter, reflecting highly selective investment activity in the third quarter intended to capitalize on dislocation in the sector.  As of September 30, 2015, no outstanding borrowings by a single obligor represented more than 1.21% of total loans outstanding, and the ten largest obligors comprised approximately 10.2% of the loan portfolio.

Net Interest Income / Margin

•

Net interest income increased by $7.4 million, or 47%, to $23.2 million in the third quarter compared to $15.8 million in the prior quarter as a $7.7 million increase in interest income significantly exceeded a $0.3 million increase in interest expense.  Part of the increase in net interest income was related to a favorable comparison to the prior quarter, which reflected the recognition of debt extinguishment expenses totaling approximately $3.6 million.  The balance of the increase, or approximately $3.8 million, was due to higher interest income driven by growth in earning assets.

•

The portfolio yield remained relatively stable at 6.32% in the third quarter of 2015 compared to 6.31% in the prior quarter and 6.13% in the third quarter of 2014.  The increase in yield over the prior year was due primarily to higher yields on new loans originated.

•

Net interest margin widened to 2.57% for the third quarter of 2015 compared to 1.99% for the prior quarter as the cost of funds decreased by 49 bps in the quarter due to the accelerated amortization of deferred financing fees in connection with the prepayment of corporate debt in the second quarter which did not recur in the third quarter.

Non-Interest Income

•

Non-interest income was $3.5 million for the third quarter of 2015, down from $7.4 million for the second quarter and up $3.3 million from the third quarter of 2014. The change from the second quarter was due primarily to a decline in the value of a reference portfolio of syndicated loans underlying a total return swap, requiring the recognition of a

$3 million charge to earnings to write-down the fair value of the referenced portfolio.  At September 30, 2015, the reference portfolio underlying the swap had an unrealized loss of approximately $1.8 million.

•

Other non-interest income in the third quarter of 2015 was centered in $3.4 million of capital markets fees, $1.0 million of asset management fees, $0.7 million of unused fees on revolving credit commitments, and a gain on the sale of loans of $0.4 million. It also included an impairment charge of approximately $0.5 million related to an equity position held by the Company.

Credit Performance

▪

Total credit costs in the third quarter of 2015 remained within expected ranges, increasing $1.3 million to $4.5 million from $3.2 million in the prior quarter due primarily to an increase in general provision related to loan growth.

▪	Total specific provision expense decreased by approximately $0.9 million in the third quarter of 2015 to $1.6 million compared to $2.5 million in the prior quarter.
▪

The allowance for credit losses was $54.5 million, or 1.76% of consolidated loans and approximately 51% of NPLs, at September 30, 2015, compared to $49.9 million, or 1.81% of loans and approximately 49% of NPLs, at June 30, 2015. The change in the ratio was driven primarily by an increase in the loan portfolio.

▪

Non-performing assets increased slightly to $107.7 million, or 3.48% as a percentage of loans at September 30, 2015 compared to $105.0 million or 3.79% of loans at the end of the prior period due to the addition of one legacy loan totaling $7.0 million to non-accrual status during the third quarter of 2015.

Expenses

▪	Operating expenses increased by approximately $2 million to $13.4 from $11.4 million due to higher accrued compensation expense.
▪	Expenses as a percentage of average assets were 1.45% in the third quarter compared to 1.39% of average assets for the prior quarter.
▪	Adjusted operating expenses, excluding non-cash equity compensation were $12.5 million in the third quarter compared to $10.6 million in the second quarter.
▪	The Company had 110 full-time employees at September 30, 2015 compared to 107 full-time employees at June 30, 2015.

Income Taxes

▪

Deferred income taxes increased to $35.6 million as of September 30, 2015 compared to $29.8 million as of June 30, 2015 due primarily to changes in the timing differences between when depreciation on leased equipment in our Equipment Finance portfolio is recognized for book and tax purposes.

▪

Approximately $25.8 million and $9.6 million of the net deferred tax asset as of September 30, 2015 were related to our allowance for credit losses and equity compensation, respectively, which was partially offset by $2.9 million of deferred tax liabilities related to the lease portfolio.

Funding and Capital

▪

Total cash and equivalents as of September 30, 2015 were $198.3 million, of which $57.5 million was unrestricted. Unrestricted cash increased from approximately $25.3 million at June 30, 2015 due primarily to the timing of cash distributions from CLO trusts. Restricted cash decreased to approximately $140.9 million at September 30, 2015 from approximately $189.5 million as of June 30, 2015 as restricted cash in the 2015-1 CLO was employed in new investments, as well as timing differences in settlement dates of CLO trusts and other non-recourse, secured financing arrangements.

▪

Advances under credit facilities decreased by approximately $10 million during the third quarter as the repayment of advances under warehouse lines from the proceeds of two new securitizations were mostly offset by additional advances to fund new lending activity.

▪	Increased the commitment amounts of two warehouse credit facilities agented by Citi and Wells Fargo by $75 and $50 million to $275 million and $475 million, respectively.
▪

Term debt securitizations increased from the prior quarter by approximately $347 million to $1.9 billion at September 30, 2015.  The increase was due primarily to the issuance of asset-backed notes totaling approximately $405 million through a new CLO Trust and a new securitization of equipment loans and leases, which was partly offset by continued amortization of the 2007-1 CLO.

▪

Completed a $398 million term debt securitization through the issuance of asset-backed notes through a new CLO trust 2015-2.  The notes were backed by a diversified portfolio of commercial loans originated by our Leveraged Finance group.  The Company retained all of the membership interests and a portion of the Class E notes, totaling $70.1 million.

▪

Completed a $100 million equipment lease securitization through the issuance of $82.9 million of asset-backed notes backed by a diversified portfolio of equipment loans and leases totaling approximately $100.1 million originated through our Equipment Finance group.  The Company retained all of the membership interests and Class B notes totaling $40.6 million.

▪

$50 million of additional subordinated notes were issued in the quarter under an existing commitment from funds managed by GSO Capital and Franklin Square.  An additional $25 million was drawn after the end of the quarter, leaving a $25 million remaining to be drawn by December 2015.

•

Total debt increased by approximately $428 million to $3.1 billion at September 30, 2015, which led to an increase in balance sheet leverage to 4.8x from 4.1x at June 30, 2015. The increase was due primarily to the company’s issuance of subordinated notes and asset-backed securities in connection with two securitization transactions.

Equity

•

Book value per share increased $0.04 to $14.40 at the end of the third quarter of 2015, up from $14.36 at the end of the prior quarter due primarily to comprehensive income for the quarter, which reflected approximately $2.6 of unrealized losses on securities recorded in other comprehensive income. Book value per share increased 13.1% from the same quarter of last year.

•	The company purchased 0.07 million shares of its common stock in the third quarter for an aggregate purchase price of $0.8 million under the stock repurchase program authorized in August 2014.
•

Average diluted shares outstanding were 48.2 million shares for the quarter, down from 48.5 million for the prior quarter, and total outstanding shares at September 30, 2015 were 45.8 million, consistent with June 30, 2015.

•	Pre-tax returns on average equity increased to 5.3% in the third quarter, from 5.2% in the prior quarter.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call.  International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through November 11, 2015 by dialing 855-859-2056. International callers should call 404-537-3406. For all replays, please use the passcode 62163542. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial Inc. (NASDAQ:NEWS) is an internally-managed, commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company specializes in providing a range of corporate debt financing options to mid-sized companies to fund working capital, growth strategies, acquisition and recapitalization, as well as equipment purchases. NewStar originates loans and leases directly through specialized lending platforms staffed by teams of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company also manages a series of credit funds that offer co-investment opportunities in middle market loans to institutional investors.   NewStar provides credit commitments of up to $50 million and will selectively underwrite or arrange larger transactions through a strategic relationship with GSO Capital and funds sponsored by Franklin Square Capital Partners, or for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Chicago IL, Dallas TX, Darien, CT, New York, NY, Portland OR and San Francisco CA. For more detailed information, please visit our website at www.newstarfin.com.

For information contact:

Robert K. Brown
500 Boylston St., Suite 1250
Boston, MA 02116
P. 617.848.2558
F. 617.848.4390
rbrown@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to support continued future asset growth.  All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, the market price for NewStar’s stock prevailing from time to time, the nature of other investment opportunities presented to NewStar from time to time, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our ability to leverage new and future assets to support growth, the continued success of our strategic relationships; the general state of the economy; our ability to compete effectively in a highly competitive industry; our ability to integrate acquired businesses; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2014 Annual Report on Form 10-K, as amended, and as supplemented by any Risk Factors contained in our Quarterly Reports on Form 10‑Q.  NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 with the SEC on or before November 13, 2015 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to “Adjusted net income”, “Adjusted net income per diluted share”, “Adjusted revenue”, “Adjusted interest expense”, “Adjusted income before taxes”, “Adjusted equity” and “Adjusted net interest margin” exclude the debt extinguishment costs from the Company’s financial results that are required to be included under U.S. generally accepted accounting principles (GAAP). Pre-Tax returns on average equity excluding the effects of [certain] unrealized losses, excludes the unrealized losses recognized in our total reserve swap that are required to be included under GAAP.   NewStar uses these adjusted financial measures to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition.  Excluding the expenses incurred in connection with the debt extinguishment costs eliminates the impact of the acceleration of the amortization of deferred financing fees that may make it difficult to compare our period over period results.  References to Adjusted operating expenses refer to operating expenses, excluding compensation expense related to restricted stock grants and option grants that are required to be included under GAAP.  NewStar management uses Adjusted operating expenses to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition.  Excluding the financial results and expenses incurred in connection with the compensation expense related to restricted stock grants and option grants eliminates unique amounts that make it difficult to assess our core performance and compare our period over period results.  NewStar management uses pre-tax return on equity excluding the effects of unrealized losses to [•] and believes that it provides useful information to investors to evaluate our financial condition without the fluctuations caused by mark-to-market accounting.  Reconciliations of these non-GAAP financial measures to their respective most directly comparable GAAP measures are included on pages 13 and 14 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

	September 30,	June 30,	December 31,	September 30,
($ in thousands)	2015	2015	2014	2014
Assets:

Cash and cash equivalents	$57,472	$25,308	$33,033	$111,611
Restricted cash	140,854	189,529	95,411	131,805
Cash collateral on deposit with custodian	53,738	42,552	38,975	-
Investments in debt securities, available-for-sale	94,328	108,454	46,881	21,023
Loans held-for-sale, net	427,418	338,304	200,569	46,863
Loans and leases, net	2,991,370	2,688,971	2,305,896	2,045,338
Deferred financing costs, net	41,606	33,485	26,514	21,207
Interest receivable	9,668	10,590	7,477	5,236
Property and equipment, net	624	652	660	698
Deferred income taxes, net	35,627	29,762	28,078	25,427
Income tax receivable	-	218	3,388	5,216
Unsettled trade receivables	-	16,734	396	-
Other assets	16,574	21,998	23,731	32,530
Total assets	$3,869,279	$3,506,557	$2,811,009	$2,446,954

Liabilities:

Credit facilities	$625,595	$634,923	$487,768	$284,348
Term debt securitizations	1,890,765	1,543,955	1,193,187	1,225,653
Repurchase agreements	137,640	99,210	57,227	57,371
Senior notes	300,000	300,000	-	-
Corporate debt	-	-	238,500	238,500
Subordinated notes	189,852	138,215	156,831	-
Accrued interest payable	28,261	13,940	6,576	7,426
Unsettled trade payables	-	93,211	78	-
Income tax payable	3,352	-	-	-
Other liabilities	33,534	25,726	29,845	25,562
Total liabilities	3,208,999	2,849,180	2,170,012	1,838,860
Total stockholders' equity	660,280	657,377	640,997	608,094
Total liabilities and stockholders’ equity	$3,869,279	$3,506,557	$2,811,009	$2,446,954

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	September 30,	June 30,	December 31,	September 30,
($ in thousands, except per share amounts)	2015	2015	2014	2014
Net interest income:
Interest income	$54,574	$46,871	$35,601	$33,907
Interest expense	31,345	31,085	17,102	14,304
Net interest income	23,229	15,786	18,499	19,603
Provision for credit losses	4,534	3,208	5,280	3,369
Net interest income after provision for credit losses	18,695	12,578	13,219	16,234

Non-interest income (loss):
Fee income	4,573	4,777	495	740
Asset management income	1,019	1,015	511	488
Loss on derivatives	(5)	(10)	(12)	(10)
Gain (loss) on sale of loans	360	(31)	(41)	(23)
Other (loss) income	(2,455)	1,678	(1,212)	2,066
Total non-interest income (loss)	3,492	7,429	(259)	3,261
Operating expenses:
Compensation and benefits	9,561	7,710	7,100	7,721
General and administrative expenses	3,819	3,734	3,652	3,260
Total operating expenses	13,380	11,444	10,752	10,981
Operating income before income taxes	8,807	8,563	2,208	8,514
Results of Consolidated VIE	-	-	-	-
Income before income taxes	8,807	8,563	2,208	8,514
Income tax expense	3,665	3,563	982	3,494
Net income	$5,142	$5,000	$1,226	$5,020

Net income per share:
Basic	$0.11	$0.11	$0.03	$0.10
Diluted	$0.11	$0.10	$0.02	$0.10

Weighted average shares outstanding:
Basic	45,744,881	45,912,304	47,571,956	47,899,685
Diluted	48,238,467	48,535,763	50,527,250	50,803,293

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	For the Nine Months
	Ended September 30,
($ in thousands, except per share amounts)	2015	2014
Net interest income:
Interest income	$141,194	$100,570
Interest expense	84,764	40,673
Net interest income	56,430	59,897
Provision for credit losses	14,720	21,828
Net interest income after provision for credit losses	41,710	38,069

Non-interest income:
Fee income	10,508	1,972
Asset management income	2,954	543
Loss on derivatives	(24)	(27)
Gain (loss) on sale of loans	314	(189)
Other income	1,295	9,176
Total non-interest income	15,047	11,475
Operating expenses:
Compensation and benefits	24,004	23,283
General and administrative expenses	11,052	11,481
Total operating expenses	35,056	34,764
Operating income before income taxes	21,701	14,780
Results of Consolidated VIE
Interest income	-	5,268
Interest expense - credit facilities	-	2,865
Interest expense - Fund membership interest	-	1,292
Other income	-	229
Operating expenses	-	249
Net results from Consolidated VIE	-	1,091

Income before income taxes	21,701	15,871
Income tax expense	9,020	6,503
Net income	$12,681	$9,368

Net income per share:
Basic	$0.27	$0.19
Diluted	$0.26	$0.18

Weighted average shares outstanding:
Basic	46,138,595	48,500,868
Diluted	48,705,481	51,897,255

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
	September 30,	June 30,	December 31,	September 30,
($ in thousands)	2015	2015	2014	2014
Performance Ratios:
Return on average assets	0.56%	0.61%	0.19%	0.82%
Return on average equity	3.10	3.05	0.79	3.28
Pre-tax return on average equity (ROAE)	5.31	5.23	1.42	5.56
Net interest margin, before provision	2.57	1.99	2.90	3.24
Operating expenses as a percentage of average total assets	1.45	1.39	1.65	1.79
Efficiency ratio	50.07	49.30	58.94	48.03
Portfolio yield	6.32	6.31	5.97	6.13

Credit Quality Ratios:
Delinquent loan rate for loans 60 days or more
past due (at period end)	0.93%	1.67%	1.84%	1.07%
Delinquent loan rate for accruing loans 60 days
or more past due (at period end)	0.28	-	-	-
Non-accrual loan rate (at period end)	3.48	3.69	3.70	3.67
Non-performing asset rate (at period end)	3.48	3.79	3.84	4.25
Annualized net charge off rate (end of period loans)	-	0.58	0.59	0.11
Annualized net charge off rate (average period loans)	-	0.56	0.59	0.10
Allowance for credit losses ratio (at period end)	1.76	1.81	1.84	1.99

Capital and Leverage Ratios:
Equity to assets	17.06%	18.75%	22.80%	24.85%
Debt to equity	4.76	4.13	3.32	2.97
Book value per share	$14.40	$14.36	$13.75	$12.73

Average Balances:
Loans and other debt products, gross	$3,422,587	$2,975,756	$2,365,225	$2,193,343
Interest earning assets	3,579,431	3,179,911	2,531,808	2,398,564
Total assets	3,664,525	3,297,290	2,582,340	2,433,159
Interest bearing liabilities	2,882,669	2,595,877	1,919,677	1,794,368
Equity	658,375	657,133	616,440	607,686

Allowance for credit loss activity:
Balance as of beginning of period	$49,947	$50,739	$41,910	$39,099
General provision for credit losses	2,925	725	2,946	1,586
Specific provision for credit losses	1,609	2,483	2,334	1,783
Net (charge offs) recoveries	-	(4,000)	(3,497)	(558)
Balance as of end of period	$54,481	$49,947	$43,693	$41,910

	Three Months Ended
	September 30,	June 30,	December 31,	September 30,
($ in thousands)	2015	2015	2014	2014
Supplemental Data (at period end):
Investments in debt securities, gross	$108,318	$117,318	$53,098	$24,298
Loans held-for-sale, gross	431,811	342,035	202,369	47,107
Loans held-for-investment, gross	3,090,290	2,765,706	2,370,255	2,103,858
Loans and investments in debt securities, gross	3,630,419	3,225,059	2,625,722	2,175,263
Unused lines of credit	484,721	439,161	317,583	303,643
Standby letters of credit	8,082	8,416	7,911	8,637
Total funding commitments	$4,123,222	$3,672,636	$2,951,216	$2,487,543

Loans held-for-sale, gross	$431,811	$342,035	$202,369	$47,107
Loans held-for-investment, gross	3,090,290	2,765,706	2,370,255	2,103,858
Total loans, gross	3,522,101	3,107,741	2,572,624	2,150,965
Deferred fees, net	(50,201)	(31,758)	(23,176)	(17,479)
Allowance for loan losses - general	(29,314)	(26,519)	(22,258)	(19,460)
Allowance for loan losses - specific	(23,798)	(22,189)	(20,725)	(21,825)
Total loans, net	$3,418,788	$3,027,275	$2,506,465	$2,092,201

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Nine Months Ended September 30,
($ in thousands)	2015	2014
Performance Ratios:
Return on average assets	0.52%	0.50%
Return on average equity	2.58	2.03
Net interest margin, before provision	2.35	3.24
Operating expenses as a percentage of average total assets	1.43	1.86
Efficiency ratio	49.05	48.15
Portfolio yield	6.19	6.12

Credit Quality Ratios:
Annualized net charge off rate (end of period loans)	0.17	1.38
Annualized net charge off rate (average period loans)	0.18	1.27

Average Balances:
Loans and other debt products, gross	$3,049,205	$2,311,986
Interest earning assets	3,214,755	2,515,976
Total assets	3,277,018	2,518,916
Interest bearing liabilities	2,602,713	1,890,302
Equity	657,673	616,390

Allowance for credit loss activity:
Balance as of beginning of period	$43,693	$41,854
General provision for credit losses	7,647	2,092
Specific provision for credit losses	7,073	19,736
Net charge offs	(3,932)	(21,772)
Balance as of end of period	$54,481	$41,910

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Three Months Ended
	September 30,	June 30,	December 31,	September 30,
($ in thousands)	2015	2015	2014	2014
Performance Ratios:
Adjusted pre-tax return on average equity (ROAE)		7.39%
Adjusted net interest margin, before provision		2.44
Adjusted operating expenses as a percentage of average total assets	1.36	1.28	1.53	1.70

Consolidated Statement of Operations Adjustments (1):

Interest income	$54,574	$46,871
Interest expense	31,345	31,085
Plus: accelerated amortization of expenses (2)	-	3,557
Adjusted interest expense	31,345	27,528

Adjusted net interest income	23,229	19,343
Total non-interest income	3,492	7,429

Adjusted revenue	26,721	26,772
Provision for credit losses	4,534	3,208
Total operating expenses	13,380	11,444

Adjusted income before income taxes	8,807	12,120
Adjusted income tax expense	3,665	5,043
Adjusted net income	$5,142	$7,077

Adjusted net income per share:
Basic	$0.11	$0.15
Diluted	$0.11	$0.15

Operating expenses	$13,380	$11,444	$10,752	$10,981
Less: non-cash equity compensation expense (3)	839	881	789	569
Adjusted operating expenses	$12,541	$10,563	$9,963	$10,412

Average Balances:
Equity	$658,375	$657,133
Plus: accelerated amortization of expenses (after tax) (2)		519
Adjusted equity	$658,375	$657,652

	Three Months Ended
	September 30,	June 30,	December 31,	September 30,
	2015	2015	2014	2014
Risk-adjusted revenue
Net interest income after provision for credit losses	$18,695	$12,578	$13,219	$16,234
Non-interest income	3,492	7,429	(259)	3,261
Risk-adjusted revenue	$22,187	$20,007	$12,960	$19,495

(1)	Adjustments are pre-tax, unless otherwise noted.
(2)	Accelerated amortization of deferred financing fees related to early repayment of corporate credit facility.
(3)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Nine Months Ended September 30,
($ in thousands)	2015	2014
Performance Ratios:
Operating expenses as a percentage of average total assets	1.33	1.76

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$35,056	$35,013
Less: non-cash equity compensation expense (2)	2,450	1,796
Adjusted operating expenses	$32,606	$33,217

	Nine Months Ended September 30,
	2015	2014
Risk-adjusted revenue
Net interest income after provision for credit losses	$41,710	$39,180
Non-interest income	15,047	11,704
Risk-adjusted revenue	$56,757	$50,884

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

	September 30,		June 30,		December 31,		September 30,
($ in thousands)	2015		2015		2014		2014

Portfolio Data:
Senior secured cash flow	$2,880,473	79.3%	$2,560,569	79.4%	$2,044,126	77.9%	$1,704,028	78.3%
Senior secured asset-based	471,781	13.0	415,675	12.9	385,882	14.7	303,627	14.0
First mortgage	100,590	2.8	94,009	2.9	105,394	4.0	109,283	5.0
Other	177,575	4.9	154,806	4.8	90,320	3.4	58,328	2.7
Total	$3,630,419	100.0%	$3,225,059	100.0%	$2,625,722	100.0%	$2,175,266	100.0%

Leveraged Finance	$3,080,004	84.8%	$2,751,893	85.3%	$2,136,744	81.4%	$1,764,604	81.1%
Business Credit	274,617	7.6	239,187	7.4	286,918	10.9	225,650	10.4
Real Estate	100,590	2.8	94,009	2.9	105,394	4.0	109,283	5.0
Equipment Finance	175,208	4.8	139,970	4.4	96,666	3.7	75,726	3.5
Total	$3,630,419	100.0%	$3,225,059	100.0%	$2,625,722	100.0%	$2,175,263	100.0%

Managed Portfolio
NewStar Financial, Inc. portfolio	$3,630,419		$3,225,059		$2,625,722		$2,175,263
Loans owned by Arlington Program	395,370		378,501		383,834		337,326
Loans owned by Clarendon Fund	392,281		388,271		236,703		-
Loans owned by NewStar TRS Fund	163,857		136,733		85,024		-
Loans owned by NewStar Credit
Opportunities Fund	23,694		29,785		36,272		48,225
Total	$4,605,621		$4,158,349		$3,367,555		$2,560,814

Managed Assets
NewStar Financial, Inc.	$3,869,279		$3,506,557		$2,811,009		$2,446,954
Arlington Program	400,000		400,000		400,000		400,000
Clarendon Fund	400,000		400,000		400,000		-
NewStar TRS Fund	163,857		136,733		110,575		-
NewStar Credit Opportunities Fund	25,962		31,443		39,047		50,431
Total	$4,859,098		$4,474,733		$3,760,631		$2,897,385